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EXHIBIT 23.3

                        BDO Seidman LLP
                  Accountants and Consultants
              601 West Riverside Avenue, Suite 900
                Spokane, Washington   99201-0611
                   Telephone: (509) 747-8095
                      Fax: (509) 747-0415


      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Exhaust Technologies, Inc.
Spokane, Washington

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 22, 2000, except for Note 4 which is as of July 31, 2000, relating to the financial statements of Exhaust Technologies, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the abilities of the Company to continue as a going concern.

We also consent to the reference to us under the caption
"Experts" in the Prospectus.


                                   /s/ BDO Seidman, LLP

Spokane, Washington
August 30, 2000